UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 25, 2006
WENDY’S INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

4288 West Dublin-Granville Road, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)
(614) 764-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 26, 2006, the Company’s Board of Directors adopted the amended and restated Executive Annual Performance Plan, effective January 1, 2007 (the “Executive Plan”). The purpose of the Executive Plan is to enhance the Company’s ability to attract, motivate, reward and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional compensation, in the form of cash awards based on the achievement of stated performance objectives of the Company, operating unit and/or individual.
Generally, all employees of the Company are eligible to participate in the Executive Plan for a fiscal year. However, participation is limited to those key employees selected for a fiscal year by the Company’s Chief Executive Officer (the “CEO”).
For each fiscal year, the Compensation Committee (the “Committee”) will determine corporate and operating unit performance objectives. These performance objectives may be expressed in terms of earnings per share, earnings (which may include earnings before specified items), return on assets, return on invested capital, revenue, operating income, cash flow, total shareholder return, net income, same store sales, or any combination of the foregoing. The performance objectives may be expressed as a combination of Company and/or operating unit performance objectives, may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.
The Committee may provide for the manner in which performance will be measured against the performance objectives or adjust the performance objectives to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.
The Committee may also approve an annual total pool for awards attributable to individual performance. The CEO will determine the allocation of the available bonus pool among participants based on their attainment of individual performance objectives, provided that the total awards payable for the satisfaction of individual objectives may not exceed the bonus pool. In addition, the Executive Plan also permits discretionary awards.
The CEO selects the individuals who may participate, the award opportunity for each participant (which may be based on Company, operating unit and individual performance objectives, or on a combination of those objectives), and the applicable individual performance objectives for the award opportunity. No more than 20% of the award opportunity for each participant may be based on individual performance objectives.

All awards payable under the Executive Plan must be paid by March 15th of the following year, except where such payment is impossible due to unforeseeable events.
Item 2.02 Results of Operations and Financial Conditions.
On October 26, 2006, the Company issued a press release and other financial information regarding its third quarter results. The press release and other financial information are attached hereto as Exhibit 99.
Item 2.06 Material Impairments.
In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company is required to review intangibles and other long-lived assets for impairment when events indicate possible impairment. On October 12, 2006, the Company announced it had reached an agreement to sell its Baja Fresh business and its intent to pursue strategic alternatives for its Cafe Express business. On October 25, 2006, the Audit Committee of the Board of Directors, on the recommendation of management and based on available market data, concluded that impairment charges were required under generally accepted accounting principles. The Company will incur $8.9 million and $5.1 million in pretax fixed asset and intangible asset impairment charges for Baja Fresh and Cafe Express, respectively, in accordance with SFAS No. 144.

Item 8.01 Other Events.
On October 26, 2006, the Company issued the following statements, which are filed herewith:
The Company announced today that the Board of Directors’ search process for a permanent Chief Executive Officer and President continues.
Chairman Jim Pickett said that Kerrii Anderson continues to be a candidate for the permanent CEO and President position, and that the Board continues to consider external candidates.
The Company will issue a news release and other necessary disclosures regarding the search at the appropriate time.
The Company last week commenced a modified “Dutch Auction” tender offer to purchase up to 22.2 million of its common shares in a price range of $33.00 to $36.00 per share, for a maximum aggregate repurchase price of up to $800 million. The shares sought represent approximately 19% of the Company’s shares outstanding as of October 12, 2006. The tender offer will expire, unless extended by Wendy’s, at 5 p.m., Eastern Time, on November 16, 2006.
The Board of Directors approved a quarterly dividend of 8.5 cents per share, payable on November 20 to shareholders of record as of November 6. The dividend will be the Company’s 115th consecutive dividend. Because the record date for the dividend payment is before the expiration date of the tender offer, shareholders of record on November 6 who tender their shares in the tender offer will be entitled to this dividend payment.
The company has retained JP Morgan Securities Inc. and Goldman, Sachs & Co. to serve as Co-Dealer Managers for the tender offer. Requests for documents may be directed to Georgeson Inc., the information agent, at (866) 277-0928. Questions regarding the tender offer may be directed to JP Morgan Securities Inc. by calling toll-free at (877) 371-5947 or to Goldman, Sachs & Co. by calling toll-free at (800) 323-5678.
This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any securities. The tender offer is being made solely by the Offer to Purchase dated October 18, 2006.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99 Press release and other financial information issued by the Company, dated October 26, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY’S INTERNATIONAL, INC.
By:	/s/ Kerrii B. Anderson
Kerrii B. Anderson
Chief Executive Officer and President

Date October 26, 2006